Exhibit 10.2
First Commonwealth Financial Corporation
2026-2028 LONG-TERM INCENTIVE PLAN
1.Purpose; Effective Date.
This 2026-2028 Long-Term Incentive Plan (the “Plan”) of First Commonwealth Financial Corporation (the “Company”) is designed to enable the Company and its subsidiaries to attract and retain key employees and to align the interests of such key employees with the interests of shareholders by promoting share ownership and rewarding the achievement of long-term performance goals. This Plan was approved by the Compensation and Human Resources Committee (the “Committee”) on March 11, 2026, for the January 1, 2026 through December 31, 2028 performance period (the “Performance Period”). Each Award granted under this Plan shall be subject to the terms and conditions of the Master Plan. For purposes of this Plan, “Master Plan” shall mean the First Commonwealth Financial Corporation 2024 Stock Plan. Each capitalized term which is not otherwise defined in this Plan shall have the meaning given to such term in the Master Plan.
2.Administration.
The Plan shall be administered by the Committee in accordance with Article 3 of the Master Plan.
3.Plan Awards.
a.Awards under the Plan shall consist of Time-based Restricted Stock Units and Performance Units. Performance Units will vest upon the certification by the Committee of the achievement of the Performance Goals as provided in Section 5. Time-based Restricted Stock Units will vest upon the earlier of the vesting of the Performance Units or the third anniversary of the award. The vesting of Performance Units and Time-based Restricted Stock Units is conditioned upon the continued service by the Participant through the vesting date. All Awards will be settled in shares of Common Stock as soon as administratively practicable following the vesting date.
b.Exhibit A identifies the Employees who have been selected by the Committee to become Participants in the Plan, each Participant’s Time-based Restricted Stock Unit Award and Target Performance Unit Award, and the Plan Performance Goals.
c.The Performance Goal for the Performance Period is Core Return on Average Tangible Common Equity (“ROTCE”) Relative to Peers, subject to adjustment based upon the Total Shareholder Return (“TSR”) Collar, each as described in this Section3 (c).
i. Core (“ROTCE”) Relative to Peers shall be determined by comparing the simple average of the Company’s Core ROTCE for the trailing twelve (12) quarters as of the quarter ending September 30, 2028 to the simple average of the Core ROTCE of each member of the Company’s Peer Group for the same trailing twelve (12) quarters as of the quarter ending September 30, 2028. Unless otherwise determined by the Committee, the Company’s Core ROTCE shall be calculated using the Company’s published “core” (or words of similar import) financial results, and the Core ROTCE for each member of the Peer Group shall be calculated using the Core ROTCE reported through S&P Global Market Intelligence or another reporting service selected by the Committee. If Core ROTCE is not available for any member of the Peer Group, the Committee may, in its discretion, exclude that Peer Group member from the determination of Core ROTCE Relative to Peers or determine Core ROTCE Relative to Peers using the most recent information available for the Peer Group Member.
ii.If the Company’s TSR Relative to Peers (as defined below) is equal to or below the 24th Percentile, the ROTCE Payout (as defined below) shall be reduced by 20%. If the Company’s TSR Relative to Peers equals or exceeds the 75th Percentile, the ROTCE Payout shall be increased by 20%, provided that (A) if TSR is less than 0%, there shall be no upward adjustment to the ROTCE Payout, and (B) the maximum ROTCE Payout shall be 200%. For the avoidance of doubt, if the Company’s TSR Relative to Peers is greater than or equal to the 25th Percentile and less than or equal to the 74th

Percentile, there will be no adjustment to the ROTCE Payout. “TSR Relative to Peers” shall be determined by comparing the Company’s cumulative TSR for the Performance Period to the cumulative TSR of each member of the Company’s Peer Group for the Performance Period, in each case, as TSR is reported through S&P Global Market Intelligence or another reporting service selected by the Committee. TSR shall be calculated as follows: (Ending Price + Dividends)/Beginning Price –1 with the Beginning Price equal to the closing price prior to the start of the Performance Period and Ending Price equal to the closing price on the last day of the Performance Period. Dividends are assumed to be reinvested at the closing price of the security on the ex-date of the dividend. The Relative TSR percentile ranking shall be calculated to two (2) decimal places. The resulting percentile ranking shall then be rounded to the nearest whole percentile using standard rounding conventions (i.e., values of 0.50 and above are rounded up and values below 0.50 are rounded down). The rounded whole percentile shall be used to determine the applicable payout modifier under the Plan or this Agreement. The adjustment, if any, pursuant to this Section 3(c)(ii) shall be referred to as the “TSR Collar”.
d.The “Peer Group” for purposes of this Plan shall mean all publicly traded United States banks and thrifts having total assets greater than or equal to 50% and less than or equal to 200% of the total assets of the Company (rounded to the nearest $1 billion) based upon total assets as of December 31, 2025.
4.Determination of Performance Units.
A Participant’s Performance Unit Award shall be determined according to the following formula:
(Target Award X ROTCE Payout)
For purposes of this formula:
“Target Award” shall mean the number of shares shown for the Participant in the “Target Performance Unit Award” column of Table 1 on Exhibit A.
“ROTCE Payout” means the percentage shown in the “ROTCE Payout” column of Table 2 on Exhibit A at the performance level for the Core ROTCE Relative to Peers Performance Goal, as adjusted by the TSR Collar if applicable. If the actual performance for ROTCE falls between the Threshold and Target performance levels, or between the Target and Superior performance levels, the ROTCE Payout shall be interpolated between the percentage shown for the Threshold and Target performance levels, or between the percentage shown for the Target and Superior performance levels, as the case may be, as determined by the Committee in its sole discretion.
5.Certification of Performance Goals; Settlement of Performance Units.
At the end of the Performance Period, the Committee will certify in writing the extent to which the Performance Goals have been achieved. For purposes of this provision, and for so long as the Code permits, the approved minutes of the Committee meeting in which the certification is made may be treated as written certification. However, in any event, all earned Performance Units shall be paid and settled in shares of Common Stock no later than March 15, 2029, or such earlier date as is provided in the immediately succeeding sentence, such that the payments will be exempt from Section 409A of the Code, under the “short term deferral" exemption specified in Treas. Reg. § 1.409A-1(b)(4). Notwithstanding the foregoing, the Committee, in its sole discretion, may cause all or any portion of a Participant’s Performance Units to be paid and settled in shares of Common Stock prior to March 15, 2029 in the event of (i) the death of the Participant or (ii) a Change of Control, provided that any such earlier payment or settlement shall be made no later than March 15 of the year following the year of such death or Change of Control.

6.Termination of Employment.
Except as otherwise determined by the Committee, if the Participant ceases to be a full-time employee of the Company for any reason prior to the end of the Performance Period, the Participant will cease to be a participant in this Plan and will not be eligible to receive any Awards pursuant to this Plan.
7.Miscellaneous Provisions.
(a)Claw-Back Rights. In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, the Committee will require reimbursement or forfeiture of any excess Award, which shall be determined as the excess of the Award paid to the Participant based on the erroneous data over the Award that would have been earned had it been based on the restated results, as determined by the Committee. In addition, the Committee will have the sole and absolute authority to require reimbursement or forfeiture of any Award by a Participant if the Committee determines that the Award was earned in whole or in part as a result of the Participant’s unethical or dishonest conduct or a material violation of Company policy.
(b)Amendment or Termination. Notwithstanding any provision to the contrary in the Master Plan, the Committee has full power to amend, modify, suspend, or terminate the Plan or any Awards granted under the Plan in its sole discretion.
(c)Regulatory Approvals. The Plan and any Award made hereunder shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any government or regulatory agency as may be required.
(d)No Effect on Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause.
(e)No Right to Participation. No employee or officer of the Company or any subsidiary shall have the right to be selected to receive an Award under this Plan, or, having been so selected, have the right to receive a future Award.
(f)Nontransferability of Awards. No Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant.
Section 409A. The Plan will be administered, interpreted and construed in compliance with Section 409A of the Code and the regulations and other guidance promulgated thereunder ("Section 409A"), including any exemption thereunder. To the maximum extent permitted by Section 409A, all payments under the Plan are intended to be exempt from Section 409A pursuant to the exemption for short-term deferrals as specified in Treas. Reg. § 1.409A-1(b)(4), the exemption for restricted shares under Section 409A and any other exemptions available under Section 409A. Neither the Company, any of its Subsidiaries nor any of their respective predecessors, successors or affiliates (collectively, the "Company Group") shall be liable for, and nothing provided or contained in the Plan shall obligate or cause any member of the Company Group to be liable for, any tax, interest or penalties imposed on the Participant related to or arising with respect to any violation of Section 409A.